CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

EXHIBIT 99.2
CHART INDUSTRIES, INC.
February 28, 2008
10:30 a.m. EST

Moderator	Good morning and welcome to Chart Industries, Inc. 2007 Fourth Quarter and Year-end Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received this release, you may retrieve it by visiting Chart’s Website at: www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until March 13th. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call are not historical in fact, are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s Website or through the SEC Website: www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference over to Mr. Michael Biehl, Chart Industries Executive Vice President and Chief Financial Officer. You may begin your conference.

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

M. Biehl	Good morning, everyone. I’d like to thank all of you for joining us today. I’ll begin by giving you an overview of our fourth quarter and year-end results. Sam Thomas, our Chairman, President and Chief Executive Officer, will provide highlights of the operating results for each of our business segments, then I’ll finish up by giving our outlook for 2008.

We are pleased to report that our net sales for the fourth quarter of 2007 were $183 million and represented an increase of 26% compared to net sales of $144 million in the fourth quarter of 2006. The sales growth of over $38 million was led by our Energy and Chemicals and BioMedical segments. For the year our net sales rose 24% to $666 million compared to $538 million for 2006 with all of our segments contributing to the significant growth.

Our gross profit for the fourth quarter of 2007 was $53 million compared with $42 million for the fourth quarter of 2006. The solid 2007 fourth quarter gross profit was primarily due to volume increases and a favorable project mix in Energy and Chemicals. Our BioMedical segment also contributed the fourth quarter 2007 growth profit increase with higher sales volume.

Selling, general and administrative, or SG&A expenses, were $24 million or 13% of sales for the fourth quarter of 2007 compared with $19 million or 13% of sales for the same quarter in 2006. This increase in SG&A expenses was mostly due to higher employee-related and infrastructure spending to support our business growth and variable compensation-related expenses due to improved operating performance. Overall, our SG&A expenses for the year were $93 million or 14% of sales compared with $72 million or 13% of sales for the year ended 2006. The 2007 SG&A expenses included $7.9 million of non-cash stock-based compensation expense and offering expenses related to our secondary stock offering completed in the second quarter of the year. Excluding these expenses, our 2007 SG&A expenses would have been $85 million or 13% of sales. Also, our 2006 SG&A expenses included $2.2 million of net operating income received for the settlement of a Hurricane Rita insurance claim related to losses incurred at our Energy and Chemicals New Iberia, Louisiana manufacturing facility. Excluding this non-recurring income, the 2006 annual SG&A expenses would have been $74 million or 14% of sales.

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

Amortization expense for the fourth quarter of 2007 was $2.6 million or 1.4% of sales. This compares to amortization expense of $4.1 million or 2.8% of sales for the same period a year ago. For the year, amortization expense declined almost $5 million compared to 2006 due to certain intangible assets being fully amortized during 2007.

Net interest expense and amortization of financing costs for the fourth quarter of 2007 was $5.2 million and for the fourth quarter of 2006 was $6.6 million. This decrease of $1.4 million reflects lower long-term debt outstanding as a result of $40 million of voluntary principal prepayments in the second quarter of 2007, largely funded by our secondary offering proceeds. The decrease also reflects greater interest income earned due to more cash on hand during the fourth quarter of 2007. Overall for 2007, net interest expense and amortization of financing costs was $24 million versus $27 million for 2006. This decline of $3 million was primarily due to a lower net debt balance in 2007.

Income tax expense was $5 million for the fourth quarter of 2007 and represented an effective tax rate of 23.3% for the quarter. This compares with $4 million of income tax expense for the fourth quarter of 2006, which represented an effective tax rate of 31.8% for the quarter. The full year effective tax rate for 2007 was 28.2% compared with 32.3% for 2006. This decline in the fourth quarter and annual effective tax rate was mainly due to an increase in foreign investment tax credits and lower foreign tax and domestic state tax rates.

In summary, our consolidated net income for the fourth quarter of 2007 was $16.4 million or $0.57 per diluted share and represented an increase of 91% compared with $8.6 million or $0.33 per diluted share in the fourth quarter of 2006. For the year, net income was $44 million or $1.61 per diluted share compared with net income of $27 million in 2006.

As I mentioned previously, pretax income and net income included $7.9 million and $5.7 million or $0.20 per diluted share, respectively, of non-cash stock-based compensation expense and offering expenses related to our secondary stock offering. Our earnings per share for 2007 excluding these expenses would have been $1.81 per share.

Cash provided by operating activities for the fourth quarter of 2007 was $28 million compared with $3 million for the fourth quarter of 2006. Cash

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

generated from net income in changes and working capital contributed significantly to our strong operating cash flow performance.

Capital expenditures for the fourth quarter of 2007 were $3 million compared with $9 million in the same period last year. Capital expenditures for both periods consisted primarily of continued strategic expansions at our primary manufacturing facilities. The fourth quarter of 2007 investing activity also included $2.1 million of proceeds from the sale of our Plaistow, New Hampshire facility that was closed in 2004. We are still in the process of trying to sell a parcel of land adjacent to the facility.

For the year, cash provided by our operating activities was $83 million compared to $36 million for 2006. This increase of $47 million was primarily the result of increased net income and an improved working capital position. $74 million of the $83 million of cash provided by operating activities in 2007 was generated in the second half of the year. For the year, cash used in investing activities was $19 million versus $39 million in 2006.

Capital expenditures for 2007 were $19 million and were just over $22 million for 2006. Also, 2006 included the acquisition of Cooler Service, our air-cooled heat exchanger business for $16 million. Cash provided by financing activities was $7 million in 2007 and $9 million for 2006. Most of the activity in both periods consisted of proceeds generated from option, warrant and stock offerings, including our secondary offering in 2007 and our IPO in 2006. They used most of these proceeds to pay down debt and special dividends in 2006. As a result of this activity, we ended 2007 with $93 million of cash compared with $19 million at the end of 2006.

Net debt decreased by $115 million or 42% to $157 million at December 31, 2007 versus $272 million at December 31, 2006. I will now turn the call over to Sam Thomas who will review our operating results and business segment highlights.

S. Thomas	Thank you, Michael and good morning, everyone. I’d like to begin by saying that 2007 was another successful year for our company and we’re very pleased with our fourth quarter operating results as we finish the year on a very strong note. Overall, we continued to see robust demand in all of our markets, particularly the liquefied natural gas, or LNG and natural

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

gas segment of the hydrocarbon processing market and the global industrial gas market, which has been on an upswing the last few years. In addition, we were able to further penetrate the international BioMedical markets that we serve. As a result, all of our operating segments contributed to our strong performance during 2007.

We successfully completed a secondary stock offering in the second quarter and as Michael mentioned previously, we generated $83 million of cash flow from operating activities and ended 2007 with a net debt to total equity ratio of 32% versus 55% at the end of 2006.

On the other hand, we were also faced with some operating challenges in 2007 that we were able to effectively overcome. We reasonably maintained our gross profit margins in 2007 compared to 2006 in light of continued escalating raw material costs. We have substantially completed our work on the two large insulation projects in our Energy and Chemical segment that have hampered us for the last 18 months. The projects had a minimal impact on our fourth quarter 2007 operating results.

Orders for the fourth quarter of 2007 were $233 million compared with $175 million for the third quarter of 2007 and for the year orders were an impressive $827 million compared with orders of $606 million for the full year of 2006. This represents an increase of 36%. At December 31, 2007 our backlog was $475 million, up 49% compared to the end of 2006.

While our order activity was strong across all of our operating segments in the fourth quarter, our Energy and Chemicals, or E&C segment, led the way with almost $119 million of orders. E&C’s fourth quarter orders included an award in excess of $25 million for an ethylene cold box destined for the Middle East and awards in excess of $20 million for large brazed aluminum heat exchangers for air separation plants in China and Southeast Asia. For the year, E&C orders were a record $408 million and year-end backlog was nearly $359 million, which represents an increase of 73% compared to their backlog at December 31, 2006. The most significant contributor to their backlog increase in 2007 were orders received in excess of $130 million from Energy World in the second and third quarters for four medium scale LNG liquefaction trains in Southeast Asia.

In terms of trends, E&C has seen growth in smaller scale LNG plants and global industrial gasket market order quotation activity, which has offset

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

the highly publicized delays in the large scale LNG plant awards. For example, E&C has seen a ramp up in the industrial gas market of clean coal technologies including coal to liquids, or CTL, and integrated gasification and combined cycle, or IGCC, power projects. Clean coal processes, whether to produce synthesis gas for petrochemical feedstock or power generation, use large quantities of oxygen produced by air separation plants that use Chart’s equipment.

E&C sales jumped 61% in the fourth quarter to almost $85 million versus just under $53 million for the same period in 2006 while their gross profit margin increased to 27% in the 2007 quarter compared with 22% in 2006. This significant margin increase was mostly due to increased sales volume for brazed aluminum heat exchangers, cold boxes and process systems, particularly the pull-through of the larger projects such as Energy World and a favorable shift in project mix.

As I mentioned previously, the wind-down of the two large installation projects in the fourth quarter of 2007 contributed significantly to the gross margin improvement when compared to the same quarter of 2006. On one of the projects, we received a $1 million bonus payment in the fourth quarter of 2007 for completing work on schedule.

Orders for our Distribution and Storage, or D&S segment, in the fourth quarter were approximately $90 million compared with about $82 million for the fourth quarter of 2006. Order activity remained strong in the bulk storage systems international markets and for the U.S. domestic package gas systems. What has slowed down as expected were U.S. bulk storage systems due to recent consolidations in the industrial gas business. D&S sales were up slightly in the fourth quarter of 2007 to $74 million compared with 2006. Volume increases in most product lines, price increases and favorable foreign currency translation were the primary contributors to the growth offset largely by lower U.S. bulk storage systems volume. Higher raw material costs and unfavorable product mix changes within bulk storage systems were the primary reason for the decline in the 2007 fourth quarter gross profit margin to just under 29% compared with 33% in the same period of 2006. We expect continued order and sales growth in our D&S international markets, but at the same time expect a slowdown in the U.S. bulk storage systems orders to continue in the first half of 2008. We do, however, currently anticipate a decline in raw material costs in 2008 compared to the fourth quarter of 2007.

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

BioMedical segment orders in the fourth quarter of 2007 were approximately $24 million, up about 10% compared to the third quarter of 2007. For the year, BioMedical orders finished at $94 million compared with just over $79 million for 2006, a jump of almost 19%. BioMedical sales for the fourth quarter of 2007 were $24 million, an increase of 30% compared to the same quarter in 2006. The increase in orders and sales were primarily due to continued penetration of international markets for both biological storage systems and medical respiratory products. BioMedical’s growth profit margin in the fourth quarter finished strong at almost 37% compared with about 34.5% in the same period in 2006. This improvement was driven mostly by increased volume and improved manufacturing productivity.

In 2008, we expect BioMedical to continue to penetrate the growing international medical respiratory and biological storage markets. We have also recently announced product price increases to support raw material costs that we absorbed throughout much of 2007. However, we do not expect any significant changes in U.S. government reimbursement rates for liquid oxygen therapy systems.

Michael will now provide you with our outlook for 2008.

M. Biehl	Thanks, Sam. Based on current market trends, the strength of our backlog and the anticipated timing of how our backlog will roll out, the Company is establishing guidance for 2008 as follows: our net sales outlook for 2008 is expected in a range of $730 million to $765 million. Our diluted earnings per share are expected to be in a range of $2.28 to $2.40 per share based on approximately 29 million weighted average shares outstanding. Also, we do expect our 2008 results to be stronger in the last three quarters of the year, which is similar to our historical trend. Finally, our estimated effective tax rate for 2008 is expected to be around 31%.

Thank you for participating in our conference call. This concludes our remarks. Operator, please open up the lines for questions and provide the participants with instructions for doing so.

Moderator	Thank you. Your first question is from the line of James West with Lehman Brothers.

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

J. West	Good morning, guys. Sam, you made some interesting comments earlier about your kind of exposure to the clean coal technology. How big is that a piece of your business currently? How big is the market? What kind of growth do you expect there?

S. Thomas	I would estimate that in 2007 our sales to those markets were in the $20 million to $30 million range. The size of the market, depending in 2008-2009 should be at that level to roughly double that level. The potential market is really very much dependent on carbon capture legislation, both U.S., Europe and potentially China going forward. If there is in fact legislation related to carbon capture, the market could be many times that size.

J. West	That’s good color there. On the E&C side of the business or really the LNG business, we’ve talked about some of the smaller orders coming through this year. As we look out into 2008, could you possibly handicap your expectations for some of the more high profile contracts being awarded?

S. Thomas	For smaller scale or very large-scale LNG?

J. West	For the large scale.

S. Thomas	Up until very recently I would say that the outlook for award of orders in 2008 was uncertain. There have been some recent press releases last week and this week, which adds some hope for receipt of orders in 2008. There was a press release from Equatorial Guinea that they were going to proceed with the second and potentially the third train in terms of an agreement with Conoco-Philips. Then just late last night there was a press release that Conoco-Philips and Bechtel had been awarded at least one and potentially two trains in Papua, New Guinea.

J. West	That’s helpful. Then a quick question for Michael. As we think about the earnings guidance for 2008, obviously the first quarter will be down. What kind of a sequential decline — rough ballpark — would you expect first quarter versus the fourth quarter?

M. Biehl	Well first quarter is typically historically has been our lower quarter and roughly about 19% to 20% of our operating income. I think the analyst group currently has a range of $0.43 to $0.49 per share out there. So starting in that range is not really out of the ballpark, then we would build

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

from there and really the second quarter would ratchet up quite a bit and then our strongest quarters would be the third and the fourth quarters, but not any of them in particular. The third and the fourth quarter are typically the two highest and will continue to be that way. The second quarter will ratchet up quite a bit from the first quarter. Again, if you look at our historical trends and play it out to where our range currently is, it isn’t going to be that much different in the current year.

J. West	That makes sense. Great quarter. Thanks, guys.

Moderator	Your next question is from the line of Kevin Wenck with Polynous Capital.

K. Wenck	The $1 million bonus payment — there’s also another comment that there’s a favorable mix change in E&C in Q4. I would imagine the $1 million bonus payment completely flowed through to gross profit. What other favorable mix change was there in Q4?

S. Thomas	Well the $1 million bonus did flow through the gross margin line in its entirety. That’s correct. The other positive mix changes were higher sales volume in our brazed aluminum heat exchangers, number one, and better execution in our process systems division.

K. Wenck	Implied in the EPS guidance for ‘08 is that you’ll continue to see improvements. I mean, you haven’t broken out costs of goods sold or SG&A and all that, but margins go up to get to your EPS guidance.

M. Biehl	Correct. Kevin, similar to what we’ve talked about in prior quarters, if you were to carve out those two installation projects in the fourth quarter out of Energy and Chemicals, our gross margin at the 27.3% would have been 27.7%. So even with that $1 million bonus that’s in there, our overall gross margin would have been more favorable for the quarter and for the year it would have been 27.8% versus the 22.9% that we did for the year for Energy and Chemicals.

K. Wenck	Thank you. That’s helpful. One follow-up on BioMedical. I feel implied in your comments there that there are going to be future gross margin improvements on top of what you’ve already experienced. Is that correct or am I reading into that too much?

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

M. Biehl	No, I think that that is correct. We would expect BioMedical to continue to improve overall going into next year. Their gross margins compared to the year — BioMedical was at 34.1% for the year and we would expect that to ratchet up 1% or 2% next year.

K. Wenck	What would be a rough cap ex budget for ’08 at this point?

M. Biehl	About $18 million to $20 million for next year.

K. Wenck	Then the cash flow that you generated this year, particularly at the end of the year it was over $90 million in cash. Very impressive. Just on an operating basis or operating the business, what kind of cash balance do you feel you need?

M. Biehl	Well, from an operating standpoint, if say we were to go and pay down debt, we would probably maintain a balance in the $10 million to $15 million range for working capital swing.

K. Wenck	Because what begs the question is if you don’t pay down the debt in ’08, you’ll end the year with probably $150 million in cash. Well above what you need on an operating basis. So obviously we can’t announce acquisitions before you announce them, but from a business development standpoint, are there attractive candidates out there that potentially use the cash for?

S. Thomas	We believe so. We are actively growing our business development effort and search for acquisitions. There are a number of attractive candidates. The price aspirations have been fairly steep although the current credit crunch and slowdown of activity from the private equity side, we believe as we go through the year, will start to moderate some of those price aspirations.

K. Wenck	Thanks for your help and congratulations on a great year.

Moderator	Your next question is from the line of Jeff Spittel with Natixis Bleichroeder.

J. Spittel	If I could, I wanted to see if we could drill down a little bit in the E&C segment. Looking at your operating margins in Q4 given that those two projects are pretty much off your plate at this point, is that a reasonable

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

assumption of a normalized run rate for operating margins in the 19% to 20% rate for 2008?

M. Biehl	Yes it is.

J. Spittel	I guess moving over to the clean coal market, can you give us some additional color in terms of what the timing would be for awards and potential deliveries? Then I guess what sort of scale of projects are we looking at here? Are they pilot scales or are you starting to get into more commercial development?

S. Thomas	The orders that we’re seeing in 2007/early 2008 are balanced between syn-gas from coal plants in China and in the U.S. as well as anticipated in 2008 some petroleum coke synthesis applications in the U.S. potentially elsewhere in the world. Those are commercial scale projects. Our orders for each project are in the $2 million to $7 million range.

The integrated gasification combined cycle plants are at the demonstration plant level or generally in the 150 to 250-mega-watt size range with potential of 2008/2009 projects, perhaps something in the 600-mega-watt range, which would take us from the sort of $2 million to $5 million orders currently being seen to perhaps $10 million to $15 million per project.

The best color on the expected timing of these orders and how large the market will go can be gleaned from the reports of our major customers for the sale of this equipment, which would be Air Products, Air Liquide and Praxair.

J. Spittel	Okay, great. Thanks very much. I appreciate it.

Moderator	Your next question is from the line of Chris Agnew with Goldman Sachs.

P. Walstrom	Good morning. This is Pete Walstrom on behalf of Chris.

M. Biehl	Hey, Pete. How are you doing?

P. Walstrom	I’m doing very well. Thank you. In your view, taking a look at 2008, what really needs to happen maybe from a global project perspective for Chart to reach or potentially exceed the higher end of your 2000 guidance range?

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

S. Thomas	As you might see from the backlog in our E&C business, it’s an issue of successful execution as opposed to project awards for our 2008 performance.

P. Walstrom	Is the majority of your E&C backlog still expected to roll off in 2008 or is there a meaningful contribution yet that is still there in 2009?

S. Thomas	Bear with me just a moment. Roughly 85% of the current backlog would be expected to roll off in 2008.

P. Walstrom	I’m assuming that’s the total backlog and not just the E&C?

S. Thomas	That was E&C I was referring to. The total for the company as a whole would be a higher percentage, over 90% for the Company as a whole.

P. Walstrom	Okay. Thanks. As we think about the continued slowdown in the U.S. bulk storage system orders that’s expected to continue at least through the first half of ‘08, can you talk about the magnitude of that softness that you’re seeing in the market and how you’re seeing the offset in China and Eastern Europe?

S. Thomas	Yes. We see continued growth outside of the U.S. on the order of double-digit growth in Western Europe and from our Czech Republic plant and 20%+ growth in China moderated by perhaps roughly a 10% decline in the bulk market in the U.S., which is roughly a $90 million market, so a decline of $8 million to $10 million range in the U.S. offset by fairly substantial growth outside the U.S.

P. Walstrom	Last question for you, on the gross margins and expectations for 2008 appears to be largely driven by the volume. You mentioned price increases on the BioMedical side. Have you been able to increase prices much on the E&C projects and orders that you’re seeing?

S. Thomas	Yes. The gross margin in backlog of the E&C business has been improving.

P. Walstrom	On the order of 5% to 10%, somewhere in the general inflation region or area?

S. Thomas	High-single to low double-digit increases.

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

M. Biehl	On average for the year, the gross margin that Energy & Chemicals hit in the fourth quarter should be comparable going forward on an average basis.

P. Walstrom	Thank you.

Moderator	Your next question is from the line of David Anderson with UBS.

D. Anderson	Good morning, gentlemen. The industrial gas segment traditionally follows pretty close around with worldwide GDP numbers ... some sort of multiple where there’s two to three times that. I just wanted to know, within your guidance for 2008, is that the way you look at it? Are you doing it from that standpoint or are you looking at it more from a project standpoint? What I’m getting at is obviously there are a lot of concerns about a recession in the U.S. I’m just wondering if you can kind of perhaps walk us through some sort of sensitivity analysis and how your business could be affected by such.

S. Thomas	We are guided by that overall industrial production growth or GDP growth and being a multiple of it. In our forecasting we tend to segment by region of the world because in developing economies the multiple above GDP or industrial production growth typically is different. I think in forecasting 2008 we’ve taken a fairly conservative or pessimistic view of U.S. industrial activity and a very balanced view of the rest of the world.

D. Anderson	Then you look at the developing economies, can you kind of give us a sense as to when you look forward are you looking in terms of your revenue opportunities if they’re more skewed towards those developing countries? It kind of feels like that.

S. Thomas	Yes it is. Although, it’s important to say that our order intake activity for the U.S. industrial business is holding firm absent the decline because of the Linde/BOC combination. While we’re taking a conservative view, we’re certainly not as yet seeing a dramatic decline in order intake activity. So our order intake still looks strong in the U.S. There is no reason to pull the alarm bells for the U.S. economy.

While it’s well-publicized that the problems in the automotive industry, there’s a number of segments that are heavy industrial gas users in the U.S. economy that are going very strong, particularly all of the energy

CHART INDUSTRIES, INC.
Host: Sam Thomas
Michael Biehl
February 28, 2008/10:30 a.m. EST

markets, the heavy construction companies and agricultural equipment manufacturers are all going ahead strong and it’s having a positive impact on the U.S. industrial gas business in total. Having said all that, we do expect our sales outside the U.S. to continue to grow.

D. Anderson	Great. Thank you very much, Sam.

Moderator	There are no further questions at this time. I would like to turn the call back over to Mr. Thomas for any closing remarks.

S. Thomas	Thank you very much and thanks to everyone for participating in the call. I’d like to stress that we’re very pleased with the results and the continued growth of the Company in 2007 and its prospects in 2008. We’re very excited about the prospects for Chart going forward. Thank you very much.

Moderator	Thank you for participating in today’s call. You may now disconnect.